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SECURITIES AND EXCHANGE COMMISSION

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On October 8, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contacts:	Shamrock Activist Value Fund, L.P. Clifford A. Miller (cmiller@shamrock.com)
(818) 973-4297
-or-
Sitrick And Company
Michael Sitrick (mike_sitrick@sitrick.com)
Aaron Curtiss (aaron_curtiss@sitrick.com)
(310) 788-2850

Shamrock Activist Value Fund, L.P. Receives Support

of Proxy Governance in Texas Industries Proxy Contest

BURBANK, Calif. (Oct. 8, 2009) – The Shamrock Activist Value Fund, L.P. today received the support of Proxy Governance, Inc., a leading independent proxy advisory firm, in its bid to elect three nominees to the Texas Industries, Inc. (NYSE:TXI) Board of Directors and pass three corporate governance shareholder proposals at the company’s annual meeting scheduled for Oct. 22, 2009.

Proxy Governance recommended that Texas Industries shareholders vote “FOR” the election of the Shamrock Activist Value Fund, L.P.’s three nominees to the Texas Industries Board of Directors and “FOR” its three corporate governance shareholder proposals.

In its recommendation, Proxy Governance wrote: “Because the dissidents have made a compelling argument tracing the company’s poor operating performance back to the board’s inability to address demonstrably weak strategic planning and ineffective oversight, as well as poor governance practices which have effectively shielded the incumbent board from accountability, we believe shareholders will be best served by electing the three dissident nominees.”

Proxy Governance also stated, “It seems clear that a board which has seen withhold votes of 25% to 49% in the past two director elections would benefit from a substantial upgrade not only in certain elements of its governance profile but in its own understanding of why governance matters to shareholder value.”

Dennis Johnson, CFA, managing director of Shamrock Capital Advisors, the investment advisor for the Shamrock Activist Value Fund, said: “We believe today’s endorsement validates our belief that it is time for fresh faces and new ideas in the Texas Industries board room and for substantial improvements in Texas Industries’ corporate governance practices and policies. Proxy Governance is a respected and independent voice in the investment community. We believe its support sends a clear message that Texas Industries shareholders deserve better than the status quo.”

Since announcing its nomination of three candidates to the Texas Industries Board of Directors and its three corporate governance shareholder proposals, Shamrock Activist Value Fund, L.P. has gained the public support of two of the company’s largest shareholders. Southeastern Asset Management, Inc., which holds more than 9% of the outstanding shares of Texas Industries common stock, publicly announced on Sept. 1, 2009 that it will vote for all three Shamrock Activist Value Fund, L.P. nominees and all three of its shareholder proposals. Mr. Nassef Sawiris, who beneficially owns almost 15% of the outstanding shares of Texas Industries common stock, publicly announced on Sept. 17, 2009 that he also will vote for all three Shamrock Activist Value Fund, L.P. nominees and for all three of its shareholder proposals.

The nation’s largest public pension fund, the California Public Employees Retirement System (CalPERS), also publicly announced on Oct. 1, 2009 that it plans to vote for all three Shamrock Activist Value Fund, L.P. nominees and for all three of its shareholder proposals.

Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Together with its parallel investment vehicle, the Shamrock Activist Value Fund, L.P. owns 10.2% of Texas Industries shares.

About Proxy Governance, Inc.

Proxy Governance, Inc., a wholly-owned subsidiary of FOLIOfn, Inc., provides research and proxy voting recommendations on U.S. and non-U.S. publicly reporting companies. Coverage is based on securities held in client portfolios. For non–U.S. companies, research and recommendations may be provided through partnerships with other leading proxy advisory firms, or directly by Proxy Governance when proxy materials are reasonably available in a timely manner.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com. Information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies for the annual meeting is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement, which also contains information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals. Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to
savf-txi@mackenziepartners.com.

Permission to use Proxy Governance, Inc. quotations was neither sought nor obtained.

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